AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of September 23, 2008, by and among DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC., a Delaware corporation (“DNA”), LINKING TARGET LIMITED, a British Virgin Islands corporation (“LTL”), and the Shareholder of LTL listed in Exhibit A who execute this Agreement (the “SHAREHOLDER”).

RECITALS:

DNA and LTL desire to complete a share exchange transaction pursuant to which DNA shall acquire all of the issued and outstanding common stock of LTL solely in exchange for the issuance of shares of voting stock of DNA; and

THE Board of Directors of DNA and the Board of Directors of LTL have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDER is the owner of all of the issued and outstanding common stock of LTL; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), DNA shall acquire all of the issued and outstanding common stock of LTL from the SHAREHOLDER.   Consideration to be issued by DNA shall be a total of 48,399,997 shares of its common stock (the “Exchange Shares”) in exchange for 1 share of LTL, representing 100% of the issued and outstanding common stock of LTL.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the share exchange transaction through issuance of the Exchange Shares, DNA shall have a total of 60,000,000 shares of its common stock issued and outstanding.   For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of DNA.  DNA represents and warrants to LTL as follows:

(a)

Organization, Standing and Power.  DNA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a listed company on the OTC Bulletin Board of United States of America, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of DNA consists of 200,000,000 shares of Common Stock with a par value of USD $0.001 per share, of which 11,600,003 shares are currently issued and outstanding.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of DNA approving such issuance, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options,  warrants, calls, agreements or other rights to purchase or otherwise acquire from DNA at any time, or upon the happening of any stated event, any shares of the capital stock of DNA whether or not presently issued or outstanding.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of DNA which have been delivered to LTL are true, correct and complete copies thereof.  The minute book of DNA, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of DNA since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  DNA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of DNA.  No other corporate or shareholder proceedings on the part of DNA are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of DNA or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DNA which violation would have a material adverse effect on DNA taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to DNA in connection with the execution and delivery of this Agreement by DNA or the consummation by DNA of the transactions contemplated hereby.

(f)

Books and Records.  DNA has made and will make available for inspection by LTL upon reasonable request all the books of DNA relating to the business of DNA.  Such books of DNA have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to LTL by DNA are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  DNA is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

SEC Filings.

DNA has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

(i)

Financial Statements and Tax Returns.  Copies of DNA’s audited financial statements for the fiscal year ended December 31, 2007, its unaudited financial statements for the period ended June 30, 2008, and of its tax return for the fiscal year 2007 have been delivered to LTL.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of DNA, threatened against or affecting DNA which is reasonably likely to have a material adverse effect on DNA, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against DNA having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Tax Returns.  DNA has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon DNA.

2.2

Representations and Warranties of LTL.  LTL represents and warrants to DNA as follows:

(a)

 Organization, Standing and Power.  LTL is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  The authorized capital stock of LTL consists of 50,000 shares of Common Stock with par value of US$1.00 per share.  As of the date of execution of this Agreement, it has a total of one (1) share of common stock issued and outstanding.  All outstanding shares of LTL stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of LTL were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from LTL at any time, or upon the happening of any stated event, any shares of the capital stock of LTL.

(c)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of LTL which have been delivered to DNA are true, correct and complete copies thereof.  The minute books of LTL which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of LTL since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  LTL has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of  100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of LTL are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of LTL or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LTL or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to LTL in connection with the execution and delivery of this Agreement by LTL, or the consummation by LTL of the transactions contemplated hereby.

(f)

Financial Statements.  A copy of LTL’s unaudited interim financial statements for the period ended August 31, 2008 has been delivered to DNA.  By execution of this Agreement LTL acknowledges and represents that it will provide DNA with financial statements for the period ended September 23, 2008, audited in accordance with US GAAP within 60 days after the date of closing hereunder.

(g)

Books and Records.  LTL has made and will make available for inspection by DNA upon reasonable request all the books of account, relating to the business of LTL.  Such books of account of LTL have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to DNA by LTL are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)

Compliance with Laws.  LTL is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)

Liabilities and Obligations.  LTL has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the LTL financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of LTL threatened against or affecting LTL, which is reasonably likely to have a material adverse effect on LTL, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against LTL having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Taxes.  LTL has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and LTL has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. LTL knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)

Licenses, Permits; Intellectual Property.  LTL owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(m)

Subsidiary.  LTL does not own any subsidiary.

2.3

Representations and Warranties of the Shareholders.  By execution of this Agreement, the SHAREHOLDER represents and warrants to DNA as follows:

(a)

Shares Free and Clear.  The shares of LTL which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of LTL specified on Exhibit B and, upon consummation of the transactions contemplated by this Agreement, DNA  will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of LTL and DNA.  During the period from the date of this Agreement and continuing until the Effective Time, LTL and DNA each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.   Except for issuance of shares upon exercise of currently outstanding options, no party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted DNA Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the

Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, DNA and LTL shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of DNA and LTL shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange.  Each of DNA and LTL shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by DNA or LTL or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4

DNA Board of Directors and Officers.  The current directors of DNA shall resign after appointing successors designated by LTL and after DNA shall have taken the steps necessary to notify shareholders of the change of directors through filing with the SEC and mailing to the shareholders of record the information required by Rule 14f-1 under the Securities Exchange Act of 1934.

4.5

Current Subsidiary of DNA.  DNA shall, simultaneously with execution of this Agreement, enter into an agreement for disposition of its interest in Digital Network Alliance Holdings (BVI) Inc, its wholly owned subsidiary.  Such agreement shall provide for closing of the sale or disposition of Digital Network Alliance Holdings (BVI), Inc., simultaneously with, or as soon as reasonably possible after, the Closing of the share exchange under the terms of this Agreement.    The plan should be okay, and DNA can avoid being considered a shell as long as the contract signed by LTL is material and LTL has a specific plan to proceed with implementation of its business.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of DNA.  The obligation of DNA to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by DNA:

(a)

Representations and Warranties.  The representations and warranties of LTL and of the SHAREHOLDER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and DNA shall have received a certificate signed on behalf of LTL by the President of LTL and a certificate signed by each of the SHAREHOLDER  to such effect.

(b)

Performance of Obligations of LTL.  LTL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DNA shall have received a certificate signed on behalf of LTL by the President to such effect.

(c)

Closing Documents.  DNA shall have received such certificates and other closing documents as counsel for DNA shall reasonably request.

(d)

No Dissenting Shares.   SHAREHOLDER holding 100% of the issued and outstanding common stock of number of shares of common stock of LTL shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents.  LTL shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of DNA, individually or in the aggregate, have a material adverse effect on LTL and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  LTL shall also have received the approval of its shareholders in accordance with applicable law.

(f)

Due Diligence Review.  DNA shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of LTL and shall not have determined that any of the representations or warranties of LTL contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that LTL is otherwise in violation of any of the provisions of this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of DNA, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against LTL, the consequences of which, in the judgment of DNA, could be materially adverse to LTL.

5.3

Conditions to Obligations of LTL.  The obligation of LTL to effect the Exchange is subject to the satisfaction of the following conditions unless waived by LTL:

(a)

Representations and Warranties.  The representations and warranties of DNA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, LTL shall have received a certificate signed on behalf of DNA by the President to such effect.

(b)

Performance of Obligations of DNA.  DNA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and LTL shall have received a certificate signed on behalf of DNA by the President to such effect.

(c)

Closing Documents.  LTL shall have received such certificates and other closing documents as counsel for LTL shall reasonably request.

(d)

Consents.  DNA shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  LTL shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of DNA and shall not have determined that any of the representations or warranties of DNA contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that DNA is otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of LTL, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against DNA the consequences of which, in the judgment of LTL, could be materially adverse to DNA.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by mutual consent of DNA and LTL;

(b)

by either DNA or LTL if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by either DNA or LTL if the Exchange shall not have been consummated before September 23, 2008.

6.2

Effect of Termination.  In the event of termination of this Agreement by either LTL or DNA as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of DNA, LTL and the SHAREHOLDER, provided that in the case of DNA and LTL, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to DNA:

1/F, Xiu Ping Commercial Building

104 Jervois Street, Sheung Wan, Hong Kong

                         Attn: Mr. Terence Yap Wing Khai

(b)

If to LTL:

Unit B1 9/F Loyong

                        Court Commercial Building 212-220 Lockhart Road

                        Wanchai Hong Kong

Attn: Ms. Chong Wai Lan

(c)

If to the SHAREHOLDER, at his or her address specified on Exhibit C.

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Delaware state court or any federal court in the State of Delaware in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8

Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC.

/s/ Chan Chi Fai By: Chan Chi Fai, President Date: September 23, 2008

LINKING TARGET LIMITED

/s/ Chong Wai Lan By: Chong Wai Lan, Director Date: September 23, 2008
SHAREHOLDER /s/ Chong Wai Lan By: Chong Wai Lan, Director Date: September 23, 2008

EXHIBIT A

Shareholder of LTL before The Exchange	No. of shares	Per. Cent.

Chong Wai Lan Unit B1, 9/F, Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong	1	100.00%

Total:	1	100.00%

EXHIBIT B

Shareholders of DNA after The Exchange	No. of shares	Percent

Chong Wai Lan	48,399,997	80.67%
Unit B1 9/F Loyong Court Commercial Building 212-220 Lockhart Road Wanchai Hong Kong

Cheung Ngai Aileen

Flat C 56 Floor Block 5

Oscar By The Sea 8 Pung Loi Rd.

Tsueng Kwan O Kln

Hong Kong

Mark Anthony

PO Box 110310

Naples Fl 34108-0106

Ezia Antonacci

80-15 265th Street Floral Park

NY 11004-1532

Rochelle Barstow

1735 York Ave APT 34E

New York NY 10128-6862

Shelley Lea Bennett

PO Box 47129

Washington DC 20050-7129

David E Berson

1270 Yesica Ann CIR APT 104

Naples Fl 34110-8114

Brean Murray, Carret & Co.

570 Lexington Ave

New York NY 10022-6837

Wilson Kin Cheung

Flat 28A1 28th Fl Block A Mount Parker Lodge

10 Hong Pak Path Quarry Bay Hong Kong

Wai Hon Chiu

Hong Kong

Frederic Dong

Flat 11th Fl LL Ford Court 5 Perth Street

Ho Man Tin Hong Kong

Joseph Dowling

15270 Burnaby DR

Naples Fl 3411-7929

Chan Chi Fai

Flat E 40/F Block 8

Riviera Gardens

Tsuen Wan NT

Hong Kong

First Clearing LLC

10700 Wheat First DR

Glen Allen VA 23060-9243

Mark Goldstein

115 E 34th ST APT 10K

New York NY 10016-4632

Alan Grodko

1865 E 28th ST

Brooklyn NY 11229-2514

Jeffrey Grodko

1865 E 28th St

Brooklyn NY 11229-2514

Chan So Ha

Room408 Block D

Luk Yeung Sun Chuen

Tsuen Wan NT

Hong Kong

Kevin J Hacker

3021 N Neva AVE

Chicago IL 60634-4721

ANA V Herbst

8710 Clover PL

Hollis NY 11423-1252

David Ho

Room 1101, 11/F

Shanghai Industrial Investment Bldg.

48-62 Hennessy Rd.

Wanchai, Hong Kong

Michael Yap Chee Keong

1/F Xiu Ping Commercial Building

104 Jervois Street

Sheung Wan, Hong Kong

Terence Yap Wing Khai

1/F Xiu Ping Commercial Building

104 Jervois Street

Sheung Wan, Hong Kong

Leslie Terh Chiew Kim

Room 1101, 11/F Shanghai Industrial Investment Bldg.

48-62 Hennessy Rd.

Wanchai, Hong Kong

Pauline Leva

1461 162nd St.

Beechhurst NY 11357-2910

Tina Leva

1461 162nd St.

Beechhurst NY 11357-2910

Keen Associates Limited

Flat 15c 15th Floor Honk Kong

Mansion 1 Yee Wo Street

Causeway Bay, Hong Kong

Topworth Assets Limited

Rm 3505-06 35th Floor Edinburgh

Tower The Landmark 15 Queens Road

Central, Hong Kong

Glen Little

211 W Wall St.

Midland TX 79701-4506

Glen Little c/f David Little

211 W Wall St. Midland TX 79701-4506

Glen c/f Eve M Little

211 Est Wall

Midland TX 79701

Glen Little c/f Sarah Little

211 West Wall

Midland TX 79701

Over-C Business Solutions Ltd.

Grand Cayman

Cayman Islands

Mid-Continental Securities Corp.

1109 Egret’s Walk CIR

Naples Fl 34108

Choi Ying Ming

Flat D 16th Fl 10 Lai Wan Rd.

Mei Foo Sun Chuen

Lai Chi Kok Kln.

Hong Kong

Robbin J Olson

5931 Sea Grass LN

Naples Fl34116-5429

Cosmo Palmieri

5120 Mansfield View Ct

Austin TX 78732-1854

Pershing LLC

1 Pershing Plaza

Corporate Actions Dept. 7th Floor

Jersey City NJ 07399

Eppie Wong Yuk Ping

1/F Xiu Ping Commercial Building

104 Jervois Street

Sheung Wan, Hong Kong

Christina M Pioppi

253 Tennessee LN

Palo Alto CA 94306-4146

Frank C Pioppi

4 Cliff Ave

Winthrop Ma 02152-1504

James Pioppi

300 Grand St. APT 132

Hoboken NJ 07030-2713

John P Pioppi

150 Arcola Ave

Paramus NJ 07652-1206

Joseph Pioppi

989 Chesapeake Bay CT

Naples FL 34120-2912

Dominick Pope

195 10th Ave

New York NY 10011-4739

Munish K Rametra

116 S Woods Rd.

Wooebury NY 11797-1012

Raymond James & Associates Inc.

880 Carillon PKWY

Tower One

St Petersburg Fl 33716-1102

Anthony C Reiner

143 W 75th St.

New York NY 10023-1840

Stern Capital Group Inc.

27 Riesling CT

Commack NY 11725-1735

Whitney M Stokes

400 Chambers St. APT 4K

New York NY 10282-1005

Strong Win Ltd.

1/F Xiu Ping Commercial Building

104 Gervois St.

Sheumg

Hong Kong

Michelle P Suppes

PO Box 110310

Naples Fl 34108-0106

Mona Sutaria

1 Marriott DR

Mount Holly NJ 08060

Shilesh Sutaria

1 Marriott DR

Mount Holly NJ 08060

Shilesh Sutaria c/f Milan Sutaria

Under the UTMA/NJ

1 Marriott DR

Mount Holly NJ 08060

Adri J Tanzil

1/F Xiu Ping Commercial Bldg.

104 Jervois Street

Sheung Wan, Hong Kong

Paul Y.L. Tong

Room 1101, 11/F

Shanghai industrial Investment Bldg.

48-62 Hennessy Rd.

Wanchai, Hong Kong

Thomas J Walsh

775 W Sheridan Rd.

Chicago IL 60613-3215

Shawn P Witmer &

Kimerly K Witmer JT Ten

692 106th Ave N

Naples FL 34108-1848

Cai Jin Yu

Room D604, Meijia Square

Hua Qiao Cheng

Nanshan District, Shenhen City

Guangdong Province PRC

250,000

91,000

1,000

12,500

8,500

7,500

350,000

499,479

850,000

250,000

25,000

1,162,643

2,500

1,250

2,500

2,500

250,000

1,000

50,683

50,000

922,777

1,076,462

50,000

1,000

500

499,778

499,478

50,000

15,000

15,000

15,000

100,000

504,454

75,000

12,500

2,000

2,000

254

1,000

1,000

1,000

3,000

1,000

6,000

25,000

4,000

1,000

12,500

5,000

172,363

200,056

150

150

326

75,000

50,000

1,000

1,500

3,330,000

0.42%

0.15%

0.0017%

0.021%

0.0142%

0.0125%

0.58%

0.83%

1.42%

0.42%

0.042%

1.94%

0.0042%

0.0021%

0.0042%

0.0042%

0.42%

0.00167%

0.084%

0.083%

1.54%

1.79%

0.083%

0.00167%

0.0008%

0.83%

0.83%

0.083%

0.025%

0.025%

0.025%

0.167%

0.84%

0.125%

0.021%

0.003%

0.003%

0.0004%

0.0017%

0.0017%

0.0017%

0.005%

0.0017%

0.01%

0.042%

0.0067%

0.0017%

0.021%

0.0083%

0.29%

0.33%

0.00025%

0.00025%

0.00054%

0.125%

0.083%

0.0017%

      0.0025%

         5.55%

Total:	60,000,000	100.00%

EXHIBIT C

ADDRESS OF SHAREHOLDER

Chong Wai Lan Unit B1 9/F Loyong Court Commercial Building 212-220 Lockhart Road Wanchai Hong Kong